Exhibit 4.20

EXECUTION VERSION

CHINA TIME SHARE MEDIA CO. LTD

U.S.$20,000,000

5.00 per cent. secured convertible notes due 2010

NOTE AGENCY AGREEMENT

THIS AGREEMENT is made on 19 December 2007

BETWEEN

(1)	CHINA TIME SHARE MEDIA CO. LTD (the “Issuer”);

(2)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as registrar (the “Registrar”);

(3)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as principal paying, conversion and transfer agent (the “Principal Agent”);

(4)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as transfer agent (and together with the Principal Agent, the “Transfer Agents”);

(5)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as paying agent (and together with the Principal Agent, the “Paying Agents”);

(6)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as conversion agent (together with the Principal Agent, the “Conversion Agents”); and

(7)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as note trustee (the “Note Trustee”).

WHEREAS

(A)	The Issuer has authorised the creation and issue of U.S.$20,000,000 in aggregate principal amount of 5.00 per cent. secured convertible notes due 2010 (the “Notes”).

(B)	The Notes will be constituted by, be subject to, and have the benefit of, a note trust deed dated 19 December 2007 (as amended or supplemented from time to time, the “Note Trust Deed”) and made between the Issuer, the Note Trustee and the Security Trustee.

(C)	The Notes will be in registered form and in the denomination of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. The Notes will be represented by a global certificate (the “Global Note Certificate”), which will be exchangeable for individual note certificates (“Individual Note Certificates” and, together with the Global Note Certificate, “Note Certificates”) in the circumstances specified therein.

(D)	The Issuer, the Registrar, the Paying Agents, the Transfer Agents, the Conversion Agents and the Note Trustee wish to record certain arrangements which they have made in relation to the Notes.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, the following expressions have the following meanings:

“Agents” means the Principal Agent, the Registrar, the Transfer Agents, the Conversion Agents and the Paying Agents and “Agent” means any one of the Agents;

“Business Day” means a day (other than a Saturday or a Sunday) on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in Hong Kong and the PRC and, if different, in the city in which the Principal Agent has its Specified Office, and New York City;

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme, Luxembourg;

“Clearing Systems” means Euroclear and Clearstream, Luxembourg;

“Conditions” means the terms and conditions of the Notes (as scheduled to the Note Trust Deed and as modified from time to time in accordance with their terms), and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“Conversion Date” has the meaning specified in Condition 7.1.6 (Conversion Notice);

“Conversion Notice” means a notice of exchange substantially in the form set out in Schedule 3 (Form of Conversion Notice) or such other form as may from time to time be agreed between the Issuer, the Principal Agent and the Note Trustee and distributed to each Conversion Agent;

“Conversion Price” has the meaning specified in Condition 7.1.4 (Conversion Price);

“Conversion Right” has the meaning specified in Condition 7.1 (Conversion Right);

“Euroclear” means Euroclear Bank S.A./N.V.;

“Local Time” means the time in the city in which the Principal Agent has its Specified Office;

“Note Trustee” includes all persons for the time appointed trustee or trustees under the Note Trust Deed;

“Paying Agent”, “Principal Agent”, “Registrar”, “Conversion Agent” and “Transfer Agent” include any successors thereto appointed from time to time in accordance with Clause 12 and any of their respective Successors and “Paying Agent”, “Conversion Agent” and “Transfer Agent” means any one of the Paying Agents, Conversion Agents and the Transfer Agents, respectively;

“Put Option Notice” means a notice of exercise relating to the put options contained in Condition 9.3 (Redemption for Change of Control) substantially in the form set out in Schedule 2 (Form of Change of Control Put Exercise Notice) or such other form as may from time to time be agreed between the Issuer, the Principal Agent and the Note Trustee and distributed to each Agent;

“Regulations” means the regulations concerning the transfer of Notes as the same may from time to time be promulgated by the Issuer and approved by the Registrar and the Note Trustee (the initial such regulations being set out in Schedule 1 (Regulations concerning transfers and registration of Notes));

“Replacement Agent” means the Registrar;

“Required Agent” means any Paying Agent or Transfer Agent (which expression shall include, for the purposes of this definition only, the Registrar) which is the sole remaining Paying Agent or (as the case may be) Transfer Agent with its Specified Office in any city where a stock exchange on which the Notes are listed requires there to be a Paying Agent or (as the case may be) a Transfer Agent;

“Specified Office” means, in relation to any Agent:

(a)	the office specified against its name in the Schedule 4 (Specified Offices of the Agents); or

(b)	such other office as such Agent may specify in accordance with Clause 13.8 (Changes in Specified Offices);

“Subsidiary Guarantor” has the meaning specified in the Note Trust Deed;

“Successor” means, in relation to any person, an assignee or successor in title of such person who, under the law of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such person under this Agreement or to which under such laws the same have been transferred;

“Transaction Documents” means the Note Subscription Agreement, the Note Trust Deed, this Note Agency Agreement, the Deed of Non-Competition, the Deed of Undertaking, the Rights Agreement, the Xi’an Loan Agreement, the Sichuan Shareholder Loan Agreement and the Security Documents; and

“U.S.$” and “United States dollars” denote the lawful currency for the time being of the United States of America;

1.2	Clauses and Schedules

Any reference in this Agreement to a Clause or sub-clause or a Schedule is, unless otherwise stated, to a clause or a sub-clause hereof or a schedule hereto.

1.3	Principal and Interest

In this Agreement, any reference to principal includes premium and any reference to principal or interest includes any additional amounts payable in relation thereto under the Conditions.

1.4	Terms defined in the Conditions and the Note Trust Deed

Terms and expressions used but not defined herein have the respective meanings given to them in the Conditions and the Note Trust Deed.

1.5	Statutes

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such statute, provision, statutory instrument, order or regulation as the same may have been, or may from time to time be, amended or re-enacted.

1.6	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

2.	APPOINTMENT OF THE AGENTS

2.1	Appointment

Each of the Issuer and, for the purposes of Clause 8.7 (Agents to act for Note Trustee) only, the Note Trustee appoints each Agent as its agent in relation to the Notes for the purposes specified in this Agreement and in the Conditions.

2.2	Acceptance of Appointment

Each Agent accepts its appointment as agent of the Issuer and, in respect of Clause 8.7 (Agents to act for Note Trustee), the Note Trustee in relation to the Notes and agrees to comply with the provisions of this Agreement and the Conditions.

3.	THE NOTES; AUTHENTICATION

3.1	The Global Note Certificate to be deposited with nominee for common depositary

The Global Note Certificate shall be deposited with, and registered in the name of, a nominee for a common depositary for the Clearing Systems.

3.2	Availability of Individual Note Certificates

If the Issuer is required to deliver Individual Note Certificates pursuant to the terms of the Global Note Certificate, the Issuer shall promptly arrange for a stock of Individual Note Certificates (unauthenticated and with the names of the registered Holders left blank but executed on behalf of the Issuer and otherwise complete) to be made available to the Registrar. The Issuer shall also arrange for such Global Note Certificates and Individual Note Certificates as are required to enable the Registrar and the Replacement Agent to perform their respective obligations under Clause 4 (Exchanges of Global Note Certificate for Individual Note Certificates), Clause 5 (Transfers of Notes) and Clause 6 (Replacement Note Certificates) to be made available to or to the order of the Registrar and the Replacement Agent from time to time.

3.3	Authority to Authenticate

The Registrar is authorised by the Issuer to authenticate the Global Note Certificate and the Individual Note Certificates by the signature of any of its officers or any other person duly authorised for the purpose by the Registrar.

3.4	Duties of the Registrar

The Registrar shall hold in safe custody all unauthenticated Global Note Certificates and Individual Note Certificates delivered to it in accordance with Clause 3.2 (Availability of Individual Note Certificates) and shall ensure that they are authenticated and delivered only in accordance with the terms hereof, of the Global Note Certificate (if applicable) and of the Conditions.

4.	EXCHANGES OF GLOBAL NOTE CERTIFICATE FOR INDIVIDUAL NOTE CERTIFICATES

If the Global Note Certificate becomes exchangeable for Individual Note Certificates in accordance with its terms, the Registrar shall, subject to its having received any certificates required by the terms of the Global Bond Certificate, authenticate and deliver to each person designated by a Clearing System an Individual Note Certificate in accordance with the terms of this Agreement, the Note Trust Deed and the Global Note Certificate.

5.	TRANSFERS OF NOTES

5.1	Maintenance of the Register

The Registrar shall maintain in relation to the Notes a register (the “Register”), which shall be kept at outside the United Kingdom and Hong Kong in accordance with the Conditions and be made available by the Registrar to the Issuer, each Subsidiary Guarantor, the Note Trustee and the other Agents for inspection and, at the expense of the person making the request, for the taking of copies thereof or extracts therefrom during normal business hours. The Register shall show the aggregate principal amount, serial numbers and dates of issue of Note Certificates, the names and addresses of the initial holders thereof and the dates of all transfers to, and the names and addresses of, all subsequent holders thereof, all cancellations of Note Certificates and all replacements of Note Certificates.

5.2	Registration of transfers in the Register

Upon receipt of requests for the transfer of Notes, the Registrar shall make the necessary entries in the Register in accordance with the Conditions and the Regulations.

5.3	Transfer Agents to receive requests for transfers of Notes

Upon receipt of requests for the transfer of Notes, each of the Transfer Agents shall assist, if required by the Registrar, in the issue of new Note Certificates to give effect to such transfers in accordance with the Conditions and the Regulations and, in particular, upon any such request being duly made, shall promptly notify the Registrar of:

5.3.1	the aggregate principal amount of the Notes to be transferred;

5.3.2	the name(s) and address(es) to be entered on the Register of the Holder(s) of the new Note Certiflcate(s) to be issued in order to give effect to such transfer; and

5.3.3	the place and manner of delivery of the new Note Certificate(s) to be delivered in respect of such transfer and shall forward the Note Certificate(s) relating to the Notes to be transferred (with the relevant form(s) of transfer duly completed) to the Registrar with such notification.

6.	REPLACEMENT NOTE CERTIFICATES

6.1	Delivery of replacements

Subject to receipt of replacement Global Note Certificates and/or Individual Note Certificates (as the case may be), the Replacement Agent shall, upon and in accordance with the instructions of the Issuer (which instructions may, without limitation, include terms as to the payment of expenses and as to evidence, security and indemnity), complete, authenticate and deliver a Global Note Certificate or Individual Note Certificate which the Issuer has determined to issue as a replacement for the Global Note Certificate or Individual Note Certificate which has been mutilated or defaced or which has been or is alleged to have been destroyed, stolen or lost; provided, however, that a Replacement Agent shall not deliver any Global Note Certificate or Individual Note Certificate as a replacement for any Global Note Certificate or Individual Note Certificate which has been mutilated or defaced other than against surrender of the same and shall not issue any replacement Global Note Certificate or Individual Note Certificate until the applicant has furnished the Replacement Agent with such evidence and indemnity as the Issuer, each Subsidiary Guarantor and/or the Replacement Agent may reasonably require and has paid such costs and expenses as may be incurred in connection with such replacement.

6.2	Replacements to be numbered

Each replacement Global Note Certificate or Individual Note Certificate delivered hereunder shall bear a unique serial number.

6.3	Cancellation and destruction

Each Replacement Agent shall cancel and destroy each mutilated or defaced Global Note Certificate or Individual Note Certificate surrendered to it in respect of which a replacement has been delivered.

6.4	Notification

Each Replacement Agent shall, upon request, notify the Issuer, each Subsidiary Guarantor, the other Agents and the Note Trustee of the delivery by it of any replacement Global Note Certificate or Individual Note Certificate, specifying the serial number thereof and the serial number (if any and if known) of the Global Note Certificate or Individual Note Certificate which it replaces and confirming (if such is the case) that the Global Note Certificate or Individual Note Certificate which it replaces has been cancelled and destroyed in accordance with Clause 6.3 (Cancellation and destruction).

7.	PAYMENTS TO THE PRINCIPAL AGENT

7.1	Issuer or Subsidiary Guarantors to pay Principal Agent

In order to provide for the payment of principal and interest in respect of the Notes as the same becomes due and payable, the Issuer (failing which, the Subsidiary Guarantors on a joint and several basis) shall pay to the Principal Agent, on or before the date which is one Business Day before the day on which such payment becomes due, an amount equal to the amount of principal and/or (as the case may be) interest falling due in respect of the Notes on such date.

7.2	Manner and time of payment

Each amount payable under Clause 7.1 (Issuer or Subsidiary Guarantors to pay Principal Agent) shall be paid unconditionally by credit transfer in United States dollars and in same day, freely transferable, cleared funds not later than 10.00 a.m. (Local time) on the relevant day to such account with such bank as the Principal Agent may from time to time by notice to the Issuer and the Subsidiary Guarantors (with a copy to the Note Trustee) specify for such purpose. The Issuer or (as the case may be) the Subsidiary Guarantors shall, before 10.00 a.m. (Local Time) on the second Business Day before the due date of each payment by it under Clause 7.1 (Issuer or Subsidiary Guarantors to pay Principal Agent), procure that the bank effecting payment for it confirms by fax or authenticated SWIFT message to the Principal Agent the payment instructions relating to such payment.

7.3	Exclusion of liens and interest

The Principal Agent shall be entitled to deal with each amount paid to it under this Clause 7 (Payments to the Principal Agent) in the same manner as other amounts paid to it as a banker by its customers; provided, however, that:

7.3.1	it shall not exercise against the Issuer or any Subsidiary Guarantors any lien, right of set-off or similar claim in respect thereof; and

7.3.2	it shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Bonds and applied by it in accordance with the provisions hereof, except as otherwise provided hereunder or agreed in writing.

No monies held by any Agent need be segregated except as required by law.

7.4	Application by Principal Agent

The Principal Agent shall apply each amount paid to it under this Clause 7 (Payments to the Principal Agent) in accordance with Clause 8 (Payments to Noteholders) and shall not be obliged to repay any such amount unless the claim for the relevant payment becomes void under Condition 12 (Prescription), in which event it shall refund at the written request of the Issuer or (as the case may be) a Subsidiary Guarantor such portion of such amount as relates to such payment by paying the same by credit transfer in United States dollars to such account with such bank as the Issuer or (as the case may be) such Subsidiary Guarantor has by notice to the Principal Agent specified for the purpose.

7.5	Failure to confirm payment instructions

If the Principal Agent has not, by 12.00 noon (Local Time) on the second Business Day before the due date of any payment to it under Clause 7.1 (Issuer or Subsidiary Guarantors to pay Principal Agent), received confirmation of the relevant payment instructions referred to in Clause 7.2 (Manner and time of payment), it shall forthwith notify the Issuer, the Note Trustee and each other Paying Agent. If the Principal Agent subsequently receives confirmation of such payment instructions, it shall forthwith notify the Issuer, the Note Trustee and each other Paying Agent.

8.	PAYMENTS TO NOTEHOLDERS

8.1	Payments by the Paying Agents

Each Paying Agent acting through its Specified Office shall make payments of principal and interest in respect of Notes in accordance with the Conditions and, so long as the Notes are evidenced by the Global Note Certificate, the terms thereof; provided, however, that:

8.1.1	if any Global Note Certificate or Individual Note Certificate is presented or surrendered for payment to any Paying Agent and such Paying Agent has delivered a replacement therefor or has been notified that the same has been replaced, such Paying Agent shall forthwith notify, upon request, the Issuer and (if such Paying Agent is not the Principal Agent) the Principal Agent of such presentation or surrender and shall not make payment against the same until it is so instructed by the Issuer and the Principal Agent has received the amount to be so paid;

8.1.2	a Paying Agent shall not be obliged (but shall be entitled) to make such payments if:

(a)	in the case of the Principal Agent, it has not received the full amount of any payment due to it under Clause 7.1 (Issuer or Subsidiary Guarantors to pay Principal Agent); or

(b)	in the case of any other Paying Agent:

(i)	it has been notified in accordance with Clause 7.5 (Failure to confirm payment instructions) that confirmation of the relevant payment instructions has not been received, unless it is subsequently notified that confirmation of such payment instructions has been received; or

(ii)	it is not able to establish that the Principal Agent has received (whether or not at the due time) the full amount of any payment due to it under Clause 7.1 (Issuer or Subsidiary Guarantors to pay Principal Agent);

8.1.3	each Paying Agent shall cancel each Note Certificate against presentation and surrender of which it has made full payment and shall deliver each Note Certificate so cancelled by it to, or to the order of, the Registrar; and

8.1.4	notwithstanding any other provision of this Agreement, each Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under this Agreement for or on account of any present or future taxes, duties or charges if and to the extent so required by applicable law, in which event such Paying Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted.

8.2	Exclusion of Liens and Commissions

No Paying Agent shall exercise any lien, right of set-off or similar claim against any person to whom it makes any payment under Clause 8.1 (Payments by the Paying Agents) in respect thereof, nor shall any commission or expense be charged by it to any such person in respect thereof.

8.3	Reimbursement by the Principal Agent

If a Paying Agent other than the Principal Agent makes any payment in accordance with Clause 8.1 (Payments by the Paying Agents):

8.3.1	it shall notify the Principal Agent of the amount so paid by it and the serial number and principal amount of each Note Certificate in relation to which payment of principal or interest was made; and

8.3.2	subject to and to the extent of compliance by the Issuer or (as the case may be) the Subsidiary Guarantors with Clause 7.1 (Issuer or Subsidiary Guarantors to pay Principal Agent) (whether or not at the due time), the Principal Agent shall pay to such Paying Agent out of the funds received by it under Clause 7.1 (Issuer or Subsidiary Guarantors to pay Principal Agent), by credit transfer in United States dollars and in same day, freely transferable, cleared funds to such account with such bank in New York City as such Paying Agent has by notice to the Principal Agent specified for the purpose, an amount equal to the amount so paid by such Paying Agent.

8.4	Appropriation by the Principal Agent

If the Principal Agent makes any payment in accordance with Clause 8.1 (Payments by the Paying Agents) out of its own funds, it shall be entitled to appropriate for its own account out of the funds received by it under Clause 7.1 (Issuer or Subsidiary Guarantors to pay Principal Agent) an amount equal to the amount so paid by it.

8.5	Reimbursement by Issuer or Subsidiary Guarantors

Subject to sub-clauses 8.1.1 and 8.1.2 (Payments by the Paying Agents), if a Paying Agent makes a payment in respect of Notes on or after the due date for such payment under the Conditions at a time at which the Principal Agent has not received the full amount of the relevant payment due to it under Clause 7.1 (Issuer or Subsidiary Guarantors to pay Principal Agent) and the Principal Agent is not able out of funds received by it under Clause 7.1 (Issuer or Subsidiary Guarantors to pay Principal Agent) to reimburse such Paying Agent therefor (whether by payment under Clause 8.3 (Reimbursement by the Principal Agent) or appropriation under Clause 8.4 (Appropriation by the Principal Agent), the Issuer (failing which, the Subsidiary Guarantors, on a joint and several basis) shall from time to time on demand pay to the Principal Agent for account of such Paying Agent:

8.5.l	the amount so paid out by such Paying Agent and not so reimbursed to it; and

8.5.2	interest on such amount calculated on a 360 day year basis and the actual number of days elapsed and at the rate per annum which is the aggregate of two per cent per annum and the rate per annum specified by the Principal Paying Agent as reflecting its cost of funds for the time being in relation to the unpaid amount;

provided, however, that any payment made under sub-clause 8.5.1 shall satisfy pro tanto the obligations of the Issuer or (as the case may be) the Subsidiary Guarantors under Clause 7.1 (Issuer or Guarantor to pay Principal Agent).

8.6	Partial Payments

If at any time and for any reason a Paying Agent makes a partial payment in respect of the Global Note Certificate or any Individual Note Certificate presented for payment to it, such Paying Agent shall enface thereon a statement indicating the amount and the date of such payment. In addition, if, on any due date for payment, less than the full amount of any principal or interest is paid in respect of the Notes, the Registrar, following a notification from a Paying Agent, will note on the Register a memorandum of the amount and date of any payment then made and, if the Global Note Certificate or any Individual Note Certificate is presented for payment in accordance with the Conditions and no payment is then made, the date of presentation of the Global Note Certificate or (as the case may be) such Individual Note Certificate.

8.7	Agents to act for Note Trustee

If any Event of Default or Potential Event of Default occurs, the Agents shall, if so required by notice given by the Note Trustee to the Issuer, the Subsidiary Guarantors and the Agents (or such of them as are specified by the Note Trustee):

8.7.1	act thereafter, until otherwise instructed by the Note Trustee, as the agents of the Trustee in relation to payments to be made by or on behalf of the Note Trustee under the Note Trust Deed (save that the Note Trustee’s liability for the indemnification of any of the Agents shall be limited to the amounts for the time being held by the Note Trustee on the trusts of the Note Trust Deed and available to the Note Trustee for such purpose) and thereafter to hold all Note Certificates and all sums, documents and records held by them in respect of the Notes on behalf of the Note Trustee; and/or

8.7.2	deliver up all Note Certificates and all sums, documents and records held by them in respect of the Notes to the Note Trustee or as the Note Trustee shall direct in such notice; provided, however, that such notice shall not be deemed to apply to any document or record which the any Agent is obliged not to release by any law or regulation.

9.	CONVERSIONS OF THE NOTES

9.1	Conversion Notices

Promptly upon request from time to time, the Issuer will provide the Conversion Agents with copies of the form of Conversion Notice for the time being current.

9.2	Exercise of Conversion Rights in Respect of Notes

Subject as provided herein and in the Conditions, Noteholders may exercise the Conversion Right in respect of the whole of the principal amount of a Note by delivering such Note to the Specified Office of any Conversion Agent during 9.00 a.m. to 3.00 p.m. on any Business Day, together with a duly completed and signed Conversion Notice (the form of which shall be furnished upon request to any Noteholder by the Conversion Agent). Each Conversion Agent shall:

9.2.1	accept delivery on behalf of the Issuer of such Note and such duly completed and signed Conversion Notice; and

9.2.2	require, as a further condition precedent to an exercise of Conversion Rights by or on behalf of a Noteholder, compliance by the Noteholder with any applicable fiscal or other laws or regulations as provided in the Conditions.

9.3	Exercise of Global Note Certificate Conversion Rights

Conversion Rights in respect of Notes represented by the Global Note Certificate shall be exercised in the manner set out in Clause 9.2 (Exercise of Conversion Rights in Respect of Notes); provided, however, that (i) references to “Noteholders” shall be construed as references to holders of beneficial interests in the Global Note Certificate and (ii) the holding of a beneficial interest in the Global Note Certificate by an accountholder of Euroclear or Clearstream, Luxembourg or any clearing system in which the Global Note Certificate is held at such tune in respect of which conversion rights are exercised will be advised by such clearing system to the Principal Agent.

9.4	Notification by Conversion Agent

Upon the conditions referred to in Clause 9.2 (Exercise of Conversion Rights in Respect of Notes) or, as the case may be, Clause 9.3 (Exercise of Global Note Certificate Conversion Rights), being fulfilled, each Conversion Agent shall:

9.4.1	hold the relevant Conversion Notice together with any relevant Note(s) as the agent of the Issuer;

9.4.2	endorse the relevant Conversion Notice with the information specified in the Conversion Notice as to be completed by the Conversion Agent;

9.4.3	notify the Issuer, the Principal Agent and the Note Trustee by facsimile transmission of the following:

(a)	the serial numbers and denominations of all the Notes deposited on the same occasion by the same Noteholder and the name and address of such Noteholder;

(b)	the Conversion Date in respect of such exchange;

(c)	the number of Shares to be issued and the Conversion Price in respect of such conversion;

(d)	the name(s) and address(es) of the persons to whom the Shares and/or any cash payments (if any) are to be delivered showing against each such name the number of Shares which are to be delivered to that person and the account(s) to which the Shares are to be delivered, or the name(s) and accounts) of the person(s) to whom any cash payments in respect of the exercise of the Conversion Rights are to be paid pursuant to the Conditions, as the case may be, in accordance with the Conversion Notice; and

(e)	the principal amount of Notes outstanding following exercise of the relevant Conversion Rights;

9.4.4	despatch to the relevant tax authorities as soon as practicable, and in any event within five days after satisfaction by the Noteholder of all conditions precedent to conversion, payment in respect of any taxes and duties payable in accordance with the Conditions by the Noteholder on exercise of the relevant Conversion Rights;

9.4.5	cancel promptly after the relevant Conversion Date each Individual Note Certificate delivered with the Conversion Notice; and

9.4.6	in the case of conversion of Notes represented by the Global Note Certificate, procure that there is noted in the schedule to the Global Note Certificate the principal amount of such Notes, the remaining principal amount of the Global Note Certificate (which shall be the previous principal amount thereof less the principal amount of such Notes) and procure the signature of such notation on its behalf.

9.5	Identification Codes

Each Conversion Notice and each facsimile transmission sent in respect of a Conversion Notice pursuant to the provisions of this Clause 9 by a Conversion Agent shall indicate the identification code designated for such purpose by such Conversion Agent, and shall bear for identification the lowest number previously unused by such Conversion Agent in the sequence of whole numerals starting from one and continuing in uninterrupted sequence upwards. All confirmatory or subsequent communications (regardless of the identity of the sender or the recipient thereof) with regard to a Conversion Notice shall bear the same identifying serial number as well as the identification code of such Conversion Agent.

Thus, by way of example, the reference to be used for the fifth Conversion Notice deposited with the Conversion Agent and for each facsimile transmission and letter relating thereto would be “HSBC-CTA/China Time Share Media Co Ltd U.S.$20,000,000 5.00 per cent. Secured Convertible Notes due 2010/0005”.

10.	MISCELLANEOUS DUTIES OF THE AGENTS

10.1	Cancellation

The Issuer may from time to time deliver to, or to the order of, the Registrar Note Certificates of which it, the Subsidiary Guarantors or any of their respective Subsidiaries is the Holder for cancellation, whereupon the Registrar shall cancel the same and shall make the corresponding entries in the Register.

10.2	Notes in issue

As soon as practicable (and in any event within three months) after each date on which Notes fall due for redemption, the Registrar shall notify the Issuer and the Note Trustee of the serial numbers and principal amount of any Note Certificates against surrender of which payment has been made and of the serial numbers and principal amount of any Note Certificates (and the names and addresses of the Holders thereof) which have not yet been surrendered for payment.

10.3	Forwarding of communications

Each Agent shall promptly forward to the Issuer and the Subsidiary Guarantors a copy of any notice or communication addressed to the Issuer and/or the Subsidiary Guarantors which is received by such Agent.

10.4	Maintenance of records

Each of the Agents shall maintain records of all documents received by it in connection with its duties hereunder and shall make such records available for inspection during normal business hours by the Issuer, the Note Trustee and the other Agents and, in particular the Registrar shall (a) maintain a record of all Note Certificates delivered hereunder and of their redemption, payment, cancellation, mutilation, defacement, alleged destruction, theft, loss and replacement and (b) make such records available for inspection during normal business hours by the Issuer, the Note Trustee and the other Agents.

10.5	Publication and delivery of notices

The Registrar shall, upon and in accordance with the instructions of the Issuer and/or the Note Trustee received at least 10 days before the proposed publication date, arrange for the publication and delivery of any notice which is to be given to the Noteholders and shall supply a copy thereof to each other Agent, Euroclear, Clear stream, Luxembourg and the Note Trustee.

10.6	Documents available for inspection

The Issuer (failing which, the Subsidiary Guarantors) shall provide to each Agent and the Note Trustee conformed copies of this Agreement and the Note Trust Deed.

Each of the Agents shall make available for inspection during normal business hours at its Specified Office the documents referred to above and, upon reasonable request of any Noteholder, at the expense of the person making the request, will allow copies of such documents to be taken by such Noteholder.

10.7	Forms of Proxy and Block Voting Instructions

The Registrar shall, at the request of the Holder of any Note, make available uncompleted and unexecuted Forms of Proxy and issue Block Voting Instructions in a form and manner which comply with the provisions of Schedule 4 (Provisions for Meetings of the Noteholders) to the Note Trust Deed. The Registrar shall keep a full record of completed and executed Forms of Proxy received by it and will give to the Issuer and the Note Trustee, not less than 24 hours before the time appointed for any meeting or adjourned meeting, full particulars of duly completed Forms of Proxy received by it and of Block Voting Instructions issued by it in respect of such meeting or adjourned meeting.

10.8	Exercise of Put Option

Each Agent shall make available to Noteholders, during the period specified in Condition 9.3 (Redemption for Change of Control) for the deposit of Change of Control Put Exercise Notices, forms of Change of Control Put Exercise Notices upon request during normal business hours at its Specified Office. Upon receipt by a Paying Agent of a duly completed Change of Control Put Exercise Notice and, in the case of a Change of Control Put Exercise Notice relating to Notes evidenced by an Individual Note Certificate, such Individual Note Certificate in accordance with Condition 9.3 (Redemption for Change of Control) such Paying Agent shall notify the Issuer and (in the case of a Paying Agent other than the Principal Agent) the Principal Agent thereof indicating the principal amount of the Notes in respect of which the Change of Control Put Right is exercised and the serial number of the Note Certificate evidencing such Notes. Any such Paying Agent with which an Individual Note Certificate is deposited shall hold such Individual Note Certificate on behalf of the depositing Noteholder (but shall not, save as provided below or in the Conditions, release it) until the relevant Change of Control Put Date, when it shall present such Individual Note Certificate to itself for payment of the redemption moneys therefor and interest (if any) accrued to such date in accordance with the Conditions and Clause 8 (Payments to Noteholders) and pay such amounts in accordance with the directions of the Noteholder contained in the Change of Control Put Exercise Notice; provided, however, that if, prior to such Change of Control Put Date, the Notes evidenced by such Individual Note Certificate become immediately due and payable or upon due presentation of such Individual Note Certificate payment of such redemption moneys is improperly withheld or refused, the relevant Paying Agent shall, without prejudice to the exercise of the Change of Control Put Right, return such Note Certificate to the Noteholder by mailing such Note Certificate by uninsured post to, and at the risk of, the Noteholder at such address as may have been given by such Noteholder in the relevant Change of Control Put Exercise

Notice. Any Paying Agent which receives a Change of Control Put Exercise Notice in respect of Notes represented by the Global Note Certificate shall make payment of the relevant redemption moneys and interest accrued to the Put Settlement Date in accordance with the Conditions, Clause 8 (Payments to Noteholders) and the terms of the Global Note Certificate.

10.9	No Implicit Duties

Each of the Agents shall be obliged to perform such duties and only such duties as are set out in this Agreement and the Conditions and no implied duties or obligations shall be read into this Agreement or the Conditions against any of the Agents.

11.	FEES AND EXPENSES

11.1	Fees

The Issuer (failing which, the Subsidiary Guarantors on a joint and several basis) shall pay to the Principal Agent for the account of the Agents such fees as are agreed in writing between the Issuer and the Principal Agent from time to time in respect of the services of the Agents hereunder (plus any applicable value added tax).

11.2	Review

At the request of the Agents, the parties to this Agreement may from time to time during the continuance of this Agreement review the fees agreed initially pursuant to Clause 11.1 (Fees) with a view to determining whether the parties can mutually agree upon any changes to such fees.

11.3	Front-end Expenses

The Issuer (failing which, the Subsidiary Guarantors on a joint and several basis) shall on demand reimburse the Principal Agent for all expenses properly incurred by it in the negotiation, preparation and execution of this Agreement, and shall on demand reimburse each Agent for all such expenses (including, without limitation, legal fees properly incurred and any publication, advertising, communication, courier, postage and other out-of-pocket expenses) properly incurred in connection with its services hereunder (plus any applicable value added tax).

11.4	Taxes

The Issuer (failing which, the Subsidiary Guarantors on a joint and several basis) shall pay all stamp, registration and other taxes (other than taxes imposed on or measured by the overall income of any Person other than the Issuer or a Subsidiary Guarantor) and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Agreement, and the Issuer and the Subsidiary Guarantors shall jointly and severally indemnify each Agent on demand against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees properly incurred and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure to pay or delay in paying any of the same. All payments by the Issuer or (as the case may be) a Subsidiary Guarantor under this Clause 11 (Fees and Expenses) or Clause 12.4 (Indemnity in favour of the Agents)

shall be made free and clear of, and without withholding or deduction for, any taxes (other than taxes imposed on or measured by the overall income of any Person other than the Issuer or a Subsidiary Guarantor) duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the Cayman Islands or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer or (as the case may be) a Subsidiary Guarantor shall pay such additional amounts as will result in the receipt by the relevant Agent of such amounts as would have been received by it if no such withholding or deduction had been required.

12.	TERMS OF APPOINTMENT

12.1	Rights and Powers

Each Agent may, in connection with its services hereunder:

12.1.1	except as ordered by a court of competent jurisdiction or otherwise required by law and regardless of any notice of ownership, trust or any other interest therein, any writing on the Note Certificate relating to any Note by any person (other than a duly executed form of transfer) or any notice of any previous loss or theft thereof, but subject to sub-clause 8.1 (Payments by the Paying Agents), treat the registered Holder of any Note as its absolute owner for all purposes and make payments thereon accordingly;

12.1.2	assume that the terms of the Global Note Certificate and each Individual Note Certificate as issued are correct;

12.1.3	engage and consult, at the expense of the Issuer with any legal adviser and professional adviser selected by it and rely upon any advice so obtained and each of the Agents and each of their respective directors, officers, employees and duly appointed agents shall be protected and shall not be liable in respect of any action taken, or omitted to be done or suffered to be taken, in accordance with such advice.

Each Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. None of the Agents shall be under any duty to inquire into or investigate the validity, accuracy or content of any such document.

12.2	Extent of Duties

Each Agent shall only be obliged to perform the duties set out herein. No Agent shall:

12.2.1	be under any fiduciary duty or other obligation towards or have any relationship of agency or trust for or with any person other than the Issuer, the Subsidiary Guarantors and the Note Trustee; or

12.2.2	be responsible for or liable in respect of the legality, validity or enforceability of the Notes or any Note Certificate (other than in respect of authentication of Note Certificates by it in accordance with this Agreement) or any act or omission of any other person (including, without limitation, any other Agent).

12.3	Freedom to Transact

Each Agent may purchase, hold and dispose of Notes and may enter into any transaction (including, without limitation, any depository, trust or agency transaction) with any Holders of Notes or with any other party hereto in the same manner as if it had not been appointed as the agent of the Issuer in relation to the Notes.

12.4	Indemnity in favour of the Agents

The Issuer and each Subsidiary Guarantor unconditionally and irrevocably covenants and undertakes to indemnify and hold harmless each Agent, its directors, officers, employees and agents (each an “indemnified party”) in full at all times against all losses, liabilities, actions, proceedings, claims, demands, penalties, damages, costs, expenses, disbursements, and other liabilities whatsoever (the “Losses”), including without limitation the costs and expenses of legal advisers and other experts, which may be incurred, suffered or brought against such indemnified party as a result or in connection with (a) their appointment or involvement hereunder or the exercise of any of their powers or duties hereunder or the taking of any acts in accordance with the terms of this Agreement or its usual practice, (b) this Agreement and any other Transaction Documents, or (c) any instruction or other direction upon which an Agent may rely under this Agreement, as well as the costs and expenses properly incurred by an indemnified party of defending itself against or investigating any claim or liability with respect of the foregoing provided that this indemnity shall not apply in respect of an indemnified party to the extent but only to the extent that a court of competent jurisdiction determines that any such Losses incurred or suffered by or brought against such indemnified party arises directly from the fraud, wilful misconduct or gross negligence of such indemnified party. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of an Agent or the termination of this Agreement.

12.5	Special Damages and Consequential Loss

Notwithstanding any other term or provision of this Agreement to the contrary, no Agent shall be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, whether or not foreseeable, even if that Agent is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Clause 12.5 shall survive the termination or expiry of this Agreement or the resignation or removal of any Agent.

12.6	Illegality

In the event that any Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Issuer which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until it is directed in writing by a final order or judgment of a court of competent jurisdiction.

12.7	Instructions in writing

Notwithstanding anything to the contrary contained in this agreement, none of the Agents shall be obliged to act or omit to act in accordance with any instruction, direction or request delivered to them by the Issuer unless such instruction, direction or request is delivered to each Agent in writing. Each of the Agents may, in connection with its services hereunder, rely upon the terms of any notice, communication or other document believed by it to be genuine.

12.8	Force Majeure

Notwithstanding anything to the contrary in this Agreement, no Agent shall in any event be liable for any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any circumstances beyond the control of such Agent, including without limitation, existing or future law or regulation, any existing or future act of governmental authority, act of god, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system.

12.9	Not Liable for Actions

No Agent shall be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that the Agent’s gross negligence, wilful misconduct or fraud was the primary cause of any loss to the Issuer.

13.	CHANGES IN AGENTS

13.1	Resignation

Any Agent may retire at any time on giving not less than 30 days’ prior written notice to the Issuer without assigning any reason and without being responsible for any costs, charges and expenses occasioned by such retirement. The Issuer hereby covenants that in the event of an Agent giving notice under this Clause 13.1 it shall use its best endeavours to procure a new Agent to be appointed and if the Issuer has not procured the appointment of a new Agent within 15 days of the expiry of such written notice, the relevant Agent shall petition any court of competent jurisdiction for its resignation provided that it has notified the Issuer prior to it doing so. If such petition is granted, the relevant Agent shall notify all parties to this Agreement and the Noteholders in writing of its resignation.

13.2	Revocation

The Issuer may (with the prior written approval of the Note Trustee) revoke their appointment of any Agent by not less than 30 days’ notice to such Agent (with a copy, in the case of an Agent other than the Principal Agent, to the Principal Agent); provided, however, that, in the case of the Registrar, the Principal Agent or any Required Agent, such revocation shall not take effect until a successor has been duly appointed consistently with Clause 13.4 (Additional and successor agents) or Clause 13.5 (Agents may appoint successors) and previously approved in writing by the Note Trustee and notice of such appointment has been given to the Noteholders.

13.3	Automatic Termination

The appointment of any Agent shall terminate forthwith if (a) such Agent becomes incapable of acting, (b) a secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or any part of the undertaking, assets and revenues of such Agent, (c) such Agent admits in writing its insolvency or inability to pay its debts as they fall due, (d) an administrator or liquidator of such Agent or the whole or any part of the undertaking, assets and revenues of such Agent is appointed (or application for any such appointment is made), (e) such Agent takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its indebtedness, (f) an order is made or an effective resolution is passed for the winding-up of such Agent or (g) any event occurs which has an analogous effect to any of the foregoing. If the appointment of the Registrar or Principal Agent is terminated in accordance with the preceding sentence, the Issuer shall forthwith appoint a successor in accordance with Clause 13.4 (Additional and successor agents).

13.4	Additional and Successor Agents

The Issuer may (with the prior written approval of the Note Trustee) appoint a successor registrar or principal agent and additional or successor transfer agents, conversion agents or paying agents and shall forthwith give notice of any such appointment to the continuing Agents, the Noteholders and the Note Trustee, whereupon the Issuer, the Subsidiary Guarantors, the continuing Agents, the Note Trustee and the additional or successor registrar, principal agent, transfer agent, conversion agent or paying agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

13.5	Delegation

Each Agent may execute any of its powers and perform any of its duties hereunder directly or through delegates or attorneys and may consult with counsel, accountants, and other skilled persons to be selected and retained by it. No Agent shall be liable for the acts of such delegates or attorneys, or for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

13.6	Release

Upon any resignation or revocation taking effect under Clause 13.1 (Resignation) or 13.2 (Revocation) or any termination taking effect under Clause 13.3 (Automatic termination), the relevant Agent shall:

13.6.1	be released and discharged from its obligations under this Agreement (save that it shall remain liable for its obligations incurred prior to the date of such resignation or revocation and shall remain entitled to the benefit of and subject to Clause 11.3 (Taxes), Clause 12 (Terms of Appointment) and Clause 13 (Changes in Agents));

13.6.2	in the case of the Registrar, deliver to the Issuer and to its successor a copy, certified as true and up-to-date by an officer or authorised signatory of the Registrar, of the records maintained by it in accordance with Clause 5.1 (Maintenance of the Register); and

13.6.3	forthwith (upon payment to it of any amount due to it in accordance with Clause 11 (Fees and Expenses) or Clause 12.4 (Indemnity in favour of the Agents) transfer all moneys and papers (including any unissued Note Certificates held by it hereunder and any documents held by it pursuant to Clause 10.6 (Documents available for inspection)) to its successor and, upon appropriate notice, provide reasonable assistance to its successor for the discharge of its duties and responsibilities hereunder.

13.7	Merger

Any corporation into which any Agent or the Note Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which such Agent is a party or any corporation succeeding to all or substantially all the corporate trust business of such Agent or the Note Trustee be the successor to such Agent or, as the case may be, the Note Trustee without the execution or filing of any papers or any further act on the part of any of the parties hereto.

13.8	Changes in Specified Offices

If any Agent decides to change its Specified Office (which may only be effected within the same city unless the prior written approval of the Issuer and the Note Trustee has been obtained), it shall give notice to the Issuer (with a copy to the Note Trustee and the other Agents) of the address of the new Specified Office stating the date on which such change is to take effect, which date shall be not less than 30 days after the date of such notice. The Issuer (failing which, the Subsidiary Guarantors) shall at its own expense not less than 14 days prior to the date on which such change is to take effect (unless the appointment of the relevant Agent is to terminate pursuant to any of the foregoing provisions of this Clause 12 (Changes in Agents) on or prior to the date of such change) give notice thereof to the Noteholders.

14.	NOTICES

14.1	Addresses for Notices

All notices and communications hereunder shall be made in writing (by letter or fax) and shall be sent as follows:

14.1.1	if to the Issuer, to it at:

China Time Share Media Co. Ltd

Dayu Building

No. 312 Long Zhua Shu

Xia Hong Men

Chaoyang District

Beijing 100078

People’s Republic of China

Fax:	+86 10 8769 5795

Attention:	Mr. He Ji Lun

14.1.2	if to an Agent, to it at the address or fax number specified against its name in the Schedule 4 (Specified Offices of the Agents) (or, in the case of an Agent not originally a party hereto, specified by notice to the parties hereto at the time of its appointment) for the attention of the person or department therein specified; and

14.1.3	if to the Note Trustee, to it at:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Fax:	+852 2801 5586

Attention:	Corporate Trust and Loan Agency

or, in any case, to such other address or fax number or for the attention of such other person or department as the addressee has by prior notice to the sender specified for the purpose.

14.2	Effectiveness

Every notice or communication sent in accordance with Clause 14.1 (Addresses for notices) shall be effective, if sent by letter or fax, upon receipt by the addressee provided, however, that any such notice or communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.

14.3	Notices to Noteholders

Any notice required to be given to Noteholders under this Agreement shall be given in accordance with the Conditions and at the expense of the Issuer; provided, however, that, so long as the Notes are represented by the Global Note Certificate, notices to Noteholders shall be given in accordance with the terms of the Global Note Certificate.

14.4	Notices in English

All notices and other communications hereunder shall be made in the English language or shall be accompanied by a certified English translation thereof. Any certified English translation delivered hereunder shall be certified a true and accurate translation by a professionally qualified translator or by some other person competent to do so.

15.	LAW AND JURISDICTION

15.1	Governing law

This Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, English law.

15.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or the consequences of its nullity.

15.3	Appropriate forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

15.4	Rights of the Agents to take proceedings outside England

Clause 15.2 (English courts) is for the benefit of the Agents and the Note Trustee only. As a result, nothing in this Clause 15 (Law and jurisdiction) prevents the Agents or the Note Trustee from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Agents or the Note Trustee may take concurrent Proceedings in any number of jurisdictions.

15.5	Process agent

Each of the Issuer and each Subsidiary Guarantor agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to CECP Investment Advisors Ltd at Lansdowne House, 57 Berkeley Square, London W1J 6ER, United Kingdom (Attention: Heather Mitchell, Legal Counsel) or, if different, its registered office for the time being or at any address of the Issuer or any Subsidiary Guarantor in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985. If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer and the Subsidiary Guarantors, the Issuer and the Subsidiary Guarantors (acting together) shall, on the written demand of any Agent or the Note Trustee addressed to the Issuer and the Guarantor and delivered to the Issuer and the Subsidiary Guarantors appoint a further person in England to accept service of process on its behalf and, failing such appointment within 15 days, any Agent or the Note Trustee shall he entitled to appoint such a person by written notice addressed to the Issuer and the Subsidiary Guarantors and delivered to the Issuer and the Subsidiary Guarantors. Nothing in this paragraph shall affect the right of any Agent or the Note Trustee to serve process in any other manner permitted by law. This clause applies to Proceedings in England and to Proceedings elsewhere.

16.	ANTI-MONEY LAUNDERING AND TERRORISM

The Agents may take and instruct any delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any HSBC Group policy which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on the depositor’s accounts (particularly those involving the international transfer of funds) including the source of the intended recipient of fund paid into or out of the depositor’s accounts. In certain circumstances, such action may delay or prevent the processing of the depositor’s instructions, the settlement of transactions over the depositor’s accounts or the Agents’ performance of their obligations under this Agreement. Where possible, the Agents will endeavour to notify the depositor of the existence of such circumstances. Neither the Agents nor any delegate will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by the Agent or any delegate pursuant to this clause. For the purposes of this clause, the “HSBC Group” means HSBC Holdings plc its subsidiaries and associated companies.”

17.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

18.	MODIFICATION

This Agreement may be amended by all of the parties, without the consent of any Noteholder, either (1) for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective provision contained in this Agreement or (2) in any manner which the parties may mutually deem necessary or desirable and which shall not be inconsistent with the Conditions and shall not be materially prejudicial to the interests of the Noteholders.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Agreement by signing any such counterpart.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

REGULATIONS CONCERNING TRANSFERS AND REGISTRATION OF NOTES

1.	The Notes are in the denomination of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof (each, an “Authorised Holding”).

2.	Subject to paragraph 4 and paragraph 11 below, Notes may be transferred by execution of the relevant form of transfer under the hand of the transferor or, where the transferor is a corporation, under its common seal or under the hand of two of its officers duly authorised in writing. Where the form of transfer is executed by an attorney or, in the case of a corporation, under seal or under the hand of two of its officers duly authorised in writing, a copy of the relevant power of attorney certified by a financial institution in good standing or a notary public or in such other manner as the Registrar may require or, as the case may be, copies certified in the manner aforesaid of the documents authorising such officers to sign and witness the affixing of the seal must be delivered with the form of transfer. In this Schedule, “transferor” shall, where the context permits or requires, include joint transferors and shall be construed accordingly.

3.	The Note Certificate issued in respect of the Notes to be transferred must be surrendered for registration, together with the form of transfer (including any certification as to compliance with restrictions on transfer included in such form of transfer) endorsed thereon, duly completed and executed, at the Specified Office of the Registrar or any Transfer Agent, and together with such evidence as the Registrar or (as the case may be) the relevant Transfer Agent may reasonably require to prove the title of the transferor and the authority of the persons who have executed the form of transfer. The signature of the person effecting a transfer of a Note shall conform to any list of duly authorised specimen signatures supplied by the Holder of such Note or be certified by a financial institution in good standing, notary public or in such other manner as the Registrar or such Transfer Agent may require.

4.	No Noteholder may require the transfer of a Note to be registered during a Closed Period.

5.	No Noteholder which has executed a Form of Proxy in relation to a Meeting may require the transfer of a Note covered by such Form of Proxy to be registered until the earlier of the conclusion of the Meeting and its adjournment for want of a quorum.

6.	The executors or administrators of a deceased Holder of a Note (not being one of several joint Holders) and, in the case of the death of one or more of several joint Holders, the survivor or survivors of such joint Holders, shall be the only persons recognised by the Issuer and the Subsidiary Guarantors as having any title to such Note.

7.

Any person becoming entitled to any Notes in consequence of the death or bankruptcy of the Holder of such Notes may, upon producing such evidence that he holds the position in respect of which he proposes to act under this paragraph or of his title as the Registrar or the relevant Transfer Agent may require (including legal opinions), become registered himself as the Holder of such Notes or, subject to the provisions of these Regulations, the Notes and the Conditions as to transfer, may transfer such Notes. The Issuer, the Subsidiary Guarantors, the Transfer Agents, the Registrar and the Paying Agents shall be at liberty to retain any amount payable upon the Notes to which any person is so entitled until such person is so registered or duly transfers such Notes.

8.	Unless otherwise required by him and agreed by the Issuer, the Subsidiary Guarantors and the Registrar, the Holder of any Notes shall be entitled to receive only one Note Certificate in respect of all of his holding.

9.	The joint Holders of any Note shall be entitled to one Note Certificate only in respect of their joint holding which shall, except where they otherwise direct, be delivered to the joint Holder whose name appears first in the Register in respect of the joint holding.

10.	Where there is more than one transferee (to hold other than as joint Holders), separate forms of transfer (obtainable from the Specified Office of the Registrar or any Transfer Agent) must be completed in respect of each new holding.

11.	A Holder of Notes may transfer all or part only of his holding of Notes provided that both the principal amount of Notes transferred and the principal amount of the balance not transferred are an Authorised Holding. Where a Holder of Notes has transferred part only of his holding of Notes, a new Note Certificate in respect of the balance of such holding will be delivered to him.

12.	The Issuer, the Subsidiary Guarantors, the Transfer Agents and the Registrar shall, save in the case of the issue of replacement Notes pursuant to Condition 15 (Replacement of Note Certificates), make no charge to the Holders for the registration of any holding of Notes or any transfer thereof or for the issue of any Notes or for the delivery thereof at the Specified Office of any Transfer Agent or the Registrar or by uninsured post to the address specified by the Holder, but such registration, transfer, issue or delivery shall be effected against such indemnity from the Holder or the transferee thereof as the Registrar or the relevant Transfer Agent may require in respect of any tax or other duty of whatever nature which may be levied or imposed in connection with such registration, transfer, issue or delivery.

13.

Provided a transfer of a Note is duly made in accordance with all applicable requirements and restrictions upon transfer and the Note(s) transferred are presented to a Transfer Agent and/or the Registrar in accordance with the Note Agency Agreement and these Regulations, and subject to unforeseen circumstances beyond the control of such Transfer Agent or the Registrar arising, such Transfer Agent or the Registrar will, within five business days of the request for transfer being duly made, deliver at its Specified Office to the transferee or despatch by uninsured post (at the request and risk of the transferee) to such address as the transferee entitled to the Notes in relation to which such Note Certificate is issued may have specified, a Note Certificate in respect of which entries have been made in the Register, all formalities complied with and the name of the transferee completed on the Note Certificate by or on behalf of the Registrar; and, for the purposes of this paragraph, “business day” shall mean a day other than a Saturday or Sunday on which banks are open for business in New York, Hong Kong and the city in which the specified office of the Registrar or Agent, with whom a Note Certificate is deposited in connection with a transfer, exchange or redemption of Notes evidenced by such Note Certificate, is located.

SCHEDULE 2

FORM OF CHANGE OF CONTROL PUT EXERCISE NOTICE

To:                    [Paying Agent]

CHINA TIME SHARE MEDIA CO. LTD

(incorporated with limited liability under

the laws of the Cayman Islands)

U.S.$20,000,000

5.00 per cent. secured convertible notes due 2010

CHANGE OF CONTROL PUT EXERCISE NOTICE

By depositing this duly completed Notice with the above Paying Agent for the above Notes (the “Notes”) in accordance with Condition 9.3 (Redemption for Change of Control), the undersigned Holder of the principal amount of Notes specified below and evidenced by the Note Certificate(s) referred to below exercises its option to have such principal amount of Notes redeemed in accordance with Condition 9.3 (Redemption for Change of Control) on the Change of Control Put Date falling in [relevant month and year]].

This Notice relates to Note(s) in the aggregate principal amount of U.S.$             evidenced by Note Certificates bearing the following serial numbers:

Payment should be made by [complete and delete as appropriate]:

~	U.S.$ cheque drawn on a bank in New York City and in favour of [name of payee] and mailed at the payee’s risk by uninsured airmail post to [name of addressee] at [addressee’s address].]

OR

~	transfer to [details of the relevant account maintained by the payee] with [name and address of the relevant bank].]

If the Note Certificates referred to above are to be returned to the undersigned in accordance with the Conditions and the Note Agency Agreement relating to the Notes, they should be returned by post to:

The undersigned acknowledges that any Note Certificates so returned will be sent by uninsured airmail post at the risk of the registered Holder.

Name of Holder:

Signature of Holder:

Date:

[To be completed by Paying Agent:]

Received by:

[Signature and stamp of Paying Agent:]

At its office at

On

THIS NOTICE WILL NOT BE VALID UNLESS ALL OF THE PARAGRAPHS REQUIRING COMPLETION HAVE BEEN DULY COMPLETED.

SCHEDULE 3

FORM OF CONVERSION NOTICE

To:                    [Conversion Agent]

CHINA TIME SHARE MEDIA CO. LTD

(incorporated with limited liability under

the laws of the Cayman Islands)

US$20,000,000

5.00 per cent. secured convertible notes due 2010

CONVERSION NOTICE

(Please read the notes overleaf before completing this Conversion Notice)

Name:	Date:

Address:

Contact Telephone Number:

Email:	Fax:

Signature*:

Terms used in this Conversion Notice and not otherwise defined have the meanings given to them in the Note Agency Agreement dated [•] 2007 between, inter alios, the Issuer, the Conversion Agent and the Note Trustee.

I/We, being the holders of the Note(s)/interest in the Global Note Certificate (please delete as applicable) specified below, hereby elect to convert the principal amount of such Notes as specified below of which I/we are the holders(s) or in which I/we have an interest (as specified below) for such number of Shares as is calculated by dividing the principal amount of the Notes by the Conversion Price in effect on the Conversion Date in accordance with the Conditions.

1.	Total principal amount and, where applicable, the serial numbers of Notes to which this notice applies:

Number of Notes:

*	Where the Notes in respect of which this Conversion Notice is given are evidenced by the Global Note Certificate, the Conversion Notice need not be signed. In such a case, delivery of the Conversion Notice will constitute confirmation by the beneficial owner of interests in the Notes to be converted that the information and the representations in the Conversion Notice are true and accurate on the date of delivery.

Total principal amount (must be US$100,000 or an integral multiple of US$1,000 in excess thereof):

Serial numbers of Notes†:

Details of Clearing Systems where Notes are held: [Euroclear]/[Clearstream, Luxembourg]:

Participant ID:

the certificate(s) for the Shares which are to be registered and delivered as a result of this Conversion Notice be despatched (at my/our risk and, if sent at my/our request otherwise than by ordinary mail, at my/our expense) to the person whose name and address is given below and in the manner specified below, and any payment payable as a result of this Conversion Notice be made in the manner specified below:

Registered Name:

Registered Address:

Manner of despatch:

Accounts of cash amounts payable as a result of this Conversion Notice, if any:

Account no:

Account name:

Bank:

Branch:

Sort Code:

I/We hereby certify that at the time of execution and deposit of this Conversion Notice I/we or the person who has the beneficial interest in the Notes specified above is/are (i) a “qualified institutional buyer” (within the meaning of Rule 144A (“Rule 144A”) under the US Securities Act of 1933) or (ii) not in the United States (within the meaning of Regulation S (“Regulation S”) under the US Securities Act of 1933) and that I/we, or such person, purchased such Notes, or the beneficial interest therein, in a transaction made in accordance with Rule 144A or, as the case may be, Rule 903 or Rule 904 of Regulation S.‡

†	Not required for Notes evidenced by Global Note Certificate.
‡	No Shares will be issued to a Noteholder unless the Noteholder satisfies the foregoing conditions.

Notes

(1)	This Conversion Notice will be void unless the introductory details and Sections 1 and 2 are duly completed.

(2)	Your attention is particularly drawn to Condition 7 (Conversion) of the Notes with respect to the conditions relating to conversion of the Notes.

(3)	This Conversion Notice may be completed by or on behalf of an accountholder of Euroclear or Clearstream, Luxembourg (or any clearing system in which the relevant Note is held at such time) which has an interest in such Note.

(4)	The holding of an interest in a Note by an accountholder of Euroclear or Clearstream, Luxembourg or any clearing system in which the relevant Note is held in respect of which Conversion Rights are being exercised will be confirmed by the Conversion Agent with the relevant clearing system.

The following to be completed by the Conversion Agent:

(A)	Note exchange identification reference:

HSBC-CTA/China Time Share Media Co. Ltd. US$20,000,000 5.00 per cent. secured convertible Notes due 2010:

(B)	Date of due receipt of Conversion Notice by Conversion Agent:

(C)	Conversion Date:

(D)	Aggregate principal amount of Notes deposited for conversion represented by the Global Note Certificate being converted:

USD:

(E)	Conversion Price on Conversion Date:

USD:

(F)	Number of Shares to be delivered:

(G)	Amount of any payments in respect of Conversion Rights, pursuant to the Conditions (if applicable):

Endorsed by the Conversion Agent:
Authorised Signature

SCHEDULE 4

SPECIFIED OFFICES OF THE AGENTS

The Registrar:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Fax:	+852 2801 5586
Attention:	Corporate Trust and Loan Agency

The Principal Agent:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Fax:	+852 2801 5586
Attention:	Corporate Trust and Loan Agency

The Transfer Agent:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Fax:	+852 2801 5586
Attention:	Corporate Trust and Loan Agency

The Paying Agent:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Fax:	+852 2801 5586
Attention:	Corporate Trust and Loan Agency

The Conversion Agent:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Fax:	+852 2801 5586
Attention:	Corporate Trust and Loan Agency

The Note Trustee:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Fax:	+852 2801 5586
Attention:	Corporate Trust and Loan Agency

Note Agency Agreement

SIGNATURES

The Issuer

CHINA TIME SHARE MEDIA CO. LTD

By:	/s/ He Ji Lun

The Registrar

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

The Principal Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

The Transfer Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

The Paying Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

Note Agency Agreement

SIGNATURES

The Issuer

CHINA TIME SHARE MEDIA CO. LTD

By:

The Registrar

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Eva T W Tam	Eva T W Tam 3266

The Principal Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Eva T W Tam	Eva T W Tam 3266

The Transfer Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Eva T W Tam	Eva T W Tam 3266

The Paying Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Eva T W Tam	Eva T W Tam 3266

The Conversion Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Eva T W Tam	Eva T W Tam 3266

The Note Trustee

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Eva T W Tam	Eva T W Tam 3266